Exhibit 99.1

Terry Balluck
972-281-1397
terry.balluck@kcc.com

KIMBERLY-CLARK ANNOUNCES YEAR-END 2018 RESULTS AND 2019 OUTLOOK AND INTRODUCES K-C STRATEGY 2022
DALLAS, January 23, 2019-Kimberly-Clark Corporation (NYSE: KMB) today reported year-end 2018 results, provided its 2019 outlook and introduced its K-C Strategy 2022 strategic plan.
Executive Summary

•
Fourth quarter 2018 net sales of $4.6 billion decreased 1 percent compared to the year-ago period. Changes in foreign currency exchange rates reduced sales by 4 percent while organic sales increased 3 percent. Full-year 2018 net sales of $18.5 billion rose 1 percent, including organic sales growth of 1 percent.

•	Diluted net income per share for the fourth quarter was $1.18 in 2018 and $1.75 in 2017. Full-year diluted net income per share was $4.03 in 2018 and $6.40 in 2017.

•	Fourth quarter adjusted earnings per share were $1.60 in 2018 and $1.57 in 2017. Adjusted earnings per share exclude certain items described later in this news release.

•	Full-year adjusted earnings per share were $6.61 in 2018, up 6 percent compared to $6.23 in 2017. The company’s previous guidance was for earnings of $6.60 to $6.80.

•
Net sales in 2019 are expected to decrease between 1 and 2 percent, including a 3 to 4 percent negative impact from changes in foreign currency exchange rates. Organic sales are expected to increase 2 percent. Diluted net income per share for 2019 is anticipated to be $4.85 to $5.35, including 2018 Global Restructuring Program charges. Adjusted earnings per share in 2019 are expected to be $6.50 to $6.70, including year-over-year growth in adjusted operating profit and an increase in the adjusted effective tax rate.

•	The company’s Board of Directors has approved a 3 percent increase in the quarterly dividend for 2019, which is the 47th consecutive annual increase in the dividend.

•
The company is introducing its K-C Strategy 2022 strategic plan and associated financial objectives as it looks ahead to its 150-year anniversary in 2022. The plan is focused on delivering balanced and sustainable growth over the next several years.

Chief Executive Officer Mike Hsu said, “In 2018, we returned to delivering organic sales growth and we continued to launch innovations, pursue our growth priorities and invest in our brands. Overall, it was a challenging macro environment and our margins declined, reflecting significant commodity inflation and currency volatility. Nonetheless, I’m encouraged that in response to these headwinds we achieved higher selling prices in the second half of the year. We also achieved $510 million of cost savings, generated strong cash flow and returned $2.2 billion to shareholders through dividends and share repurchases.”
Hsu continued, “We expect the environment in 2019 will remain challenging, although somewhat better than in 2018. In this environment, our teams will continue to execute our strategies for long-term success. We are targeting to deliver a solid operating plan, with higher organic sales growth compared to 2018 and improved margins despite expectations for significant headwinds from commodities and currencies. We also expect to return substantial cash to shareholders.”
Hsu concluded, “K-C Strategy 2022 is our plan to deliver balanced and sustainable growth by growing our portfolio of iconic brands, leveraging our strong cost and financial discipline and allocating capital in value-creating ways. We will build upon our strong foundation, sharpen our focus on the consumer and further improve our capabilities to create even more competitive advantage going forward. We’re also establishing medium-term financial objectives associated with K-C Strategy 2022 that are appropriate and realistic in the current environment. Longer-term, we continue to have significant optimism in the potential of our categories. We are confident in our prospects and our ability to create shareholder value through successful execution of our strategies.”
Fourth Quarter 2018 Operating Results
Sales of $4.6 billion in the fourth quarter of 2018 were down 1 percent compared to the year-ago period. Changes in foreign currency exchange rates reduced sales by 4 percent. Organic sales increased 3 percent, as net selling prices improved 3 percent. Organic sales declined 1 percent in the year-ago period. In North America, organic sales increased 6 percent in K-C Professional, and 3 percent in consumer products compared to a 3 percent decline in the base period. Outside North America, organic sales rose 4 percent in developing and emerging markets and were even year-on-year in developed markets.
Fourth quarter operating profit was $639 million in 2018, including charges related to the 2018 Global Restructuring Program, and $828 million in 2017. Fourth quarter adjusted operating profit was $742 million in 2018 and $852 million in 2017. Results were impacted by $215 million of higher input costs, driven by $115 million in pulp and $65 million in other raw materials. In addition, foreign currency translation effects decreased operating profit by $20 million and transaction effects also negatively impacted the comparison. Marketing, research and general spending increased, including higher advertising spending. On the other hand, results benefited from higher net selling prices, $75 million of cost savings from the company’s FORCE (Focused On Reducing Costs Everywhere) program and $55 million of cost savings from the 2018 Global Restructuring Program.
The fourth quarter effective tax rate was 18.6 percent in 2018 and 19.2 percent in 2017. The fourth quarter adjusted effective tax rate was 19.1 percent in the fourth quarter of 2018 and 29.7 percent in 2017. The comparison benefited from U.S. tax reform, along with planning initiatives and resolution of certain matters.

Kimberly-Clark’s share of net income of equity companies in the fourth quarter was $23 million in 2018 and $25 million in 2017. At Kimberly-Clark de Mexico, results were negatively impacted by higher input costs and a weaker Mexican peso, but benefited from organic sales growth and cost savings.
Cash Flow and Balance Sheet
Cash provided by operations in the fourth quarter was $949 million in 2018 and $863 million in 2017. Full-year cash provided by operations was $2,970 million in 2018 and $2,929 million in 2017. The comparison benefited from improved working capital and lower tax payments, mostly offset by lower earnings, payments related to the 2018 Global Restructuring Program and higher pension contributions. Capital spending for the fourth quarter was $311 million in 2018 and $190 million in 2017. Full-year spending was $877 million in 2018 and $785 million in 2017.
Fourth quarter 2018 share repurchases were 1.8 million shares at a cost of $199 million, bringing full-year repurchases to 7.3 million shares at a cost of $800 million. Total debt was $7.5 billion at the end of 2018 and $7.4 billion at the end of 2017.
Full Year 2018 Results
Sales of $18.5 billion increased 1 percent compared to the year-ago period. Organic sales rose more than 1 percent, as product mix, volumes and net selling prices were all up slightly. Changes in foreign currency exchange rates reduced sales approximately 1 percent. In North America, organic sales increased 3 percent in K-C Professional and 1 percent in consumer products. Outside North America, organic sales increased 2 percent in developing and emerging markets and 1 percent in developed markets.
Operating profit was $2,229 million in 2018, including charges related to the 2018 Global Restructuring Program, and $3,358 million in 2017. Adjusted operating profit was $3,138 million in 2018 and $3,382 million in 2017. The comparison was impacted by $795 million of higher input costs, along with unfavorable currency effects. Results benefited from organic sales growth, $375 million of FORCE cost savings, $135 million of cost savings from the 2018 Global Restructuring Program, and lower general and administrative costs.
Diluted net income per share was $4.03 in 2018 and $6.40 in 2017. The decline was mostly due to lower operating profit. Adjusted earnings per share of $6.61 in 2018 increased 6 percent compared to $6.23 in 2017. The comparison benefited from a lower adjusted effective tax rate, interest expense and share count, but was impacted by lower adjusted operating profit.
K-C Strategy 2022
Kimberly-Clark is introducing K-C Strategy 2022 as the company looks ahead to its 150-year anniversary in 2022. The plan’s objectives are to deliver balanced and sustainable growth and to create shareholder value in what is assumed to be a continued challenging environment. The plan is focused on growing Kimberly-Clark’s iconic brand portfolio, leveraging the company’s strong cost and financial discipline and allocating capital in value-creating ways. Key highlights:

•
The company will target to grow sales in-line with, or slightly ahead of, category growth rates. Kimberly-Clark’s three growth pillars are to elevate core businesses, accelerate growth in D&E markets and drive digital marketing and e-commerce. The company expects to achieve these pillars by launching differentiated product innovations, driving category development and leveraging commercial capabilities in sales and marketing.

•
The company will generate savings in order to fund growth initiatives and improve margins. Focus areas will include driving ongoing supply chain productivity improvements through the FORCE program, executing the 2018 Global Restructuring Program, rigorously controlling discretionary spending to sustain the company’s top-tier overhead cost structure and driving further improvement in working capital.

•
The company will allocate capital in value-creating ways, enabled by strong cash generation. Kimberly-Clark expects to spend capital at an annual rate of 4 to 5 percent of net sales after completing the 2018 Global Restructuring Program. In addition, the company plans to return significant amounts of cash to shareholders through dividends and share repurchases.

The company’s medium-term financial objectives associated with K-C Strategy 2022 assume that category growth remains relatively modest and similar to recent conditions. The objectives are as follows:

•	Sales and organic sales growth - 1 to 3 percent annually.

•	Adjusted earnings per share growth - mid-single digits annually.

•	Adjusted Return On Invested Capital - at least maintain at current level.

•	Dividend growth - generally in line with adjusted earnings per share growth.
Fourth Quarter 2018 Business Segment Results
Personal Care Segment
Fourth quarter sales of $2.2 billion decreased 2 percent. Changes in currency rates reduced sales by 5 percent. Net selling prices increased approximately 2 percent, volumes rose 1 percent and product mix improved slightly. Fourth quarter operating profit of $436 million decreased 11 percent. The comparison was impacted by input cost inflation, unfavorable currency effects and increased marketing, research and general spending, while results benefited from cost savings and organic sales growth.
Sales in North America increased 4 percent due to higher volumes. Volumes were up mid-single digits in the infant and child care mega category, driven by growth in Pull-Ups training pants and GoodNites youth pants. Volumes were also up mid-single digits in adult care, led by Depend products.
Sales in developing and emerging markets decreased 9 percent. Currency rates were unfavorable by 12 percent, primarily in Latin America. Net selling prices rose 5 percent and product mix improved 1 percent, while volumes fell 3 percent. The higher net selling prices were primarily in Latin America and secondarily in the Middle East/Eastern Europe/Africa, partially offset by decreases in China. The lower volumes included declines in China and Argentina, and increases in ASEAN and Eastern Europe.

Sales in developed markets outside North America (Australia, South Korea and Western/Central Europe) decreased 4 percent, including a 3 point negative impact from changes in currency rates. Net selling prices fell approximately 2 percent.
Consumer Tissue Segment
Fourth quarter sales of $1.5 billion were essentially even year-on-year. Changes in currency rates reduced sales approximately 3 percent. Net selling prices increased 5 percent, while volumes decreased 2 percent and product mix was off slightly. Fourth quarter operating profit of $207 million decreased 21 percent. The comparison was impacted by input cost inflation, lower volumes, higher marketing, research and general spending and other manufacturing cost increases, while results benefited from increased net selling prices and cost savings.
Sales in North America increased 2 percent compared to a 4 percent decline in the year-ago period. Net selling prices rose 6 percent, reflecting price increases and lower promotion activity. Volumes fell 3 percent and product mix was off 1 percent.
Sales in developing and emerging markets decreased 3 percent. Currency rates were unfavorable by 7 percent, mostly in Latin America. Net selling prices increased 3 percent and product mix improved 1 percent.
Sales in developed markets outside North America decreased 2 percent. Changes in currency rates reduced sales by 4 percent. Net selling prices increased 4 percent, while volumes and product mix were each down 1 percent.
K-C Professional (KCP) Segment
Fourth quarter sales of $0.8 billion increased 2 percent. Changes in currency rates reduced sales by 3 percent. Net selling prices and volumes each increased 2 percent and product mix improved 1 percent. Fourth quarter operating profit of $151 million decreased 3 percent. The comparison was impacted by input cost inflation and unfavorable currency effects, mostly offset by organic sales growth and cost savings.
Sales in North America increased 6 percent. Volumes were up 3 percent, driven by increases in washroom and safety products. Net selling prices increased 2 percent and product mix improved 1 percent.
Sales in developing and emerging markets decreased 4 percent, including an 8 point negative impact from changes in currency rates. Net selling prices rose 3 percent and volumes increased 2 percent, while product mix was unfavorable by 1 percent.
Sales in developed markets outside North America were down 3 percent. Currency rates were unfavorable by 3 percent. Net selling prices increased 2 percent and product mix improved 1 percent, while volumes fell 3 percent.
2018 Global Restructuring Program
In January 2018, Kimberly-Clark initiated the 2018 Global Restructuring Program in order to reduce the company’s structural cost base and enhance the company’s flexibility to invest in its brands, growth initiatives and capabilities critical to delivering future growth. The program will make Kimberly-Clark’s overhead organization structure and manufacturing supply chain less complex and more efficient and is expected to broadly impact all of the company’s business segments and organizations in each major geography.
The company expects the program will generate annual pre-tax cost savings of $500 to $550 million by the end of 2021, driven by workforce reductions along with manufacturing supply chain efficiencies. As part of the program, Kimberly-Clark expects to exit or divest some low-margin businesses that generate approximately 1 percent of company net sales. The sales are concentrated in the consumer tissue business segment. To implement the program, the company expects to incur restructuring charges of $1,700 to $1,900 million pre-tax ($1,350 to $1,500 million after tax) by the end of 2020.
Fourth quarter 2018 restructuring charges were $180 million pre-tax ($134 million after tax), bringing cumulative charges to $1,036 million pre-tax ($783 million after tax). Fourth quarter 2018 restructuring savings were $55 million, bringing cumulative savings to $135 million.
2019 Outlook and Key Planning Assumptions
The company’s key planning and guidance assumptions for 2019 are as follows:

•	Net sales decrease of 1 to 2 percent.

•	Foreign currency exchange rates unfavorable by 3 to 4 percent.

•	Exited businesses in conjunction with the 2018 Global Restructuring Program expected to reduce sales slightly, mostly in K-C Professional.

•	Organic sales increase of 2 percent, driven by higher net selling prices of at least 3 percent.

•	Adjusted operating profit growth of 1 to 4 percent.

•	Cost savings of $400 to $450 million, including $300 to $325 million from the FORCE program and $100 to $125 million from the 2018 Global Restructuring Program.

•	Inflation in key cost inputs of $300 to $400 million. A majority of the inflation is anticipated to occur in international markets.

•	Foreign currency translation effects expected to reduce operating profit by 2 to 3 percent and transaction effects also anticipated to negatively impact the comparison.

•	Interest expense expected to increase somewhat year-on-year.

•
Adjusted effective tax rate of 23 to 25 percent in 2019 compared to 21 percent in 2018. At the mid-point, the higher rate is equivalent to an approximate 3 ½ percent reduction in adjusted earnings per share.

•	Net income from equity companies similar year-on-year.

•	Adjusted earnings per share of $6.50 to $6.70 compared to $6.61 in 2018.

•	Capital spending of $1,100 to $1,300 million, including significant spending related to the 2018 Global Restructuring Program.

•
Dividend increase of 3 percent (approved by the Board of Directors and mentioned previously in this release). The quarterly dividend will increase to $1.03 per share, up from $1.00 per share in 2018. The first dividend will be payable on April 2, 2019 to stockholders of record on March 8, 2019.

•	Share repurchases of $600 to $900 million, subject to market conditions.
Non-GAAP Financial Measures
This press release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:

•	Adjusted earnings and earnings per share

•	Adjusted gross and operating profit

•	Adjusted effective tax rate
These non-GAAP financial measures exclude the following items for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures:

•	2018 Global Restructuring Program. Mentioned elsewhere in this release.

•
U.S. tax reform. In the fourth quarter of 2017, the company recognized a net benefit as a result of U.S. tax reform and related activities. In the first, third and fourth quarters of 2018, the company recognized net charges associated with U.S. tax reform related matters.

The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company's Board of Directors use adjusted earnings, adjusted earnings per share and adjusted gross and operating profit to (a) evaluate the company's historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company's business units and their managers. Management also believes that the use of an adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.
Additionally, the Management Development and Compensation Committee of the company's Board of Directors has used certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company's adjusted earnings per share and improvement in the company's adjusted return on invested capital and adjusted operating profit return on sales determined by excluding certain of the adjustments that are used in calculating these non-GAAP financial measures.
This news release includes information regarding organic sales growth, which describes the impact of changes in volume, net selling prices and product mix on net sales. Changes in foreign currency exchange rates and acquisitions and divestitures also impact the year-over-year change in net sales.
Conference Call
A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CST) today. The conference call will be simultaneously broadcast over the World

Wide Web. Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company's Web site (www.kimberly-clark.com).
About Kimberly-Clark
Kimberly-Clark (NYSE: KMB) and its trusted brands are an indispensable part of life for people in more than 175 countries. Fueled by ingenuity, creativity, and an understanding of people’s most essential needs, we create products that help individuals experience more of what’s important to them. Our portfolio of brands, including Huggies, Kleenex, Scott, Kotex, Cottonelle, Poise, Depend, Andrex, Pull-Ups, GoodNites, Intimus, Neve, Plenitud, Viva and WypAll, hold No. 1 or No. 2 share positions in 80 countries. We use sustainable practices that support a healthy planet, build strong communities, and ensure our business thrives for decades to come. To keep up with the latest news and to learn more about the company's 147-year history of innovation, visit kimberly-clark.com or follow us on Facebook or Twitter.
Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's Web site on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's Web site.
Certain matters contained in this news release concerning the outlook, anticipated financial and operating results, raw material, energy and other input costs, anticipated currency rates and exchange risks, including in Argentina, net income from equity companies, sources and uses of cash, the effective tax rate, the anticipated cost savings from the company’s FORCE program, charges and savings from the 2018 Global Restructuring Program, growth initiatives, product innovations, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. In addition, many factors outside our control, including fluctuations in foreign currency exchange rates, the prices and availability of our raw materials, potential competitive pressures on selling prices for our products, energy costs, our ability to maintain key customer relationships, as well as general economic and political conditions globally and in the markets in which we do business, could affect the realization of these estimates.
There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. For a description of certain factors that could cause the company's future results to differ from those expressed in any such forward-looking statements, see Item 1A of the company's Annual Report on Form 10-K for the year ended December 31, 2017 entitled “Risk Factors.”

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
(Millions, except per share amounts)

	Three Months Ended December 31
	2018	2017	Change
Net Sales	$4,569	$4,603	-1%
Cost of products sold	3,167	2,995	+6%
Gross Profit	1,402	1,608	-13%
Marketing, research and general expenses	768	753	+2%
Other (income) and expense, net	(5)	27	N.M.
Operating Profit	639	828	-23%
Nonoperating expense	(88)	(16)	+450%
Interest income	3	3	—
Interest expense	(65)	(72)	-10%
Income Before Income Taxes and Equity Interests	489	743	-34%
Provision for income taxes	(91)	(143)	-36%
Income Before Equity Interests	398	600	-34%
Share of net income of equity companies	23	25	-8%
Net Income	421	625	-33%
Net income attributable to noncontrolling interests	(10)	(8)	+25%
Net Income Attributable to Kimberly-Clark Corporation	$411	$617	-33%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$1.19	$1.76	-32%
Diluted	$1.18	$1.75	-33%

Cash Dividends Declared	$1.00	$0.97	+3%

Common Shares Outstanding	December 31
	2018	2017
Outstanding shares as of	345.0	351.1
Average diluted shares for three months ended	347.3	353.4

N.M. - Not Meaningful
Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
(Millions, except per share amounts)

	Twelve Months Ended December 31
	2018	2017	Change
Net Sales	$18,486	$18,348	+1%
Cost of products sold	12,889	11,761	+10%
Gross Profit	5,597	6,587	-15%
Marketing, research and general expenses	3,367	3,202	+5%
Other (income) and expense, net	1	27	-96%
Operating Profit	2,229	3,358	-34%
Nonoperating expense	(163)	(59)	+176%
Interest income	10	10	—
Interest expense	(263)	(318)	-17%
Income Before Income Taxes and Equity Interests	1,813	2,991	-39%
Provision for income taxes	(471)	(776)	-39%
Income Before Equity Interests	1,342	2,215	-39%
Share of net income of equity companies	103	104	-1%
Net Income	1,445	2,319	-38%
Net income attributable to noncontrolling interests	(35)	(41)	-15%
Net Income Attributable to Kimberly-Clark Corporation	$1,410	$2,278	-38%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$4.05	$6.44	-37%
Diluted	$4.03	$6.40	-37%

Cash Dividends Declared	$4.00	$3.88	+3%

Common Shares Outstanding	December 31
	2018	2017
Average diluted shares for twelve months ended	349.6	355.9

2018 Data is Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Three Months Ended December 31, 2018
	As Reported	2018 Global Restructuring Program	U.S. Tax Reform Related Matters	As Adjusted Non-GAAP
Cost of products sold	$3,167	$76	$—	$3,091
Gross profit	1,402	(76)	—	1,478
Marketing, research and general expenses	768	39	—	729
Other (income) and expense, net	(5)	(12)	—	7
Operating profit	639	(103)	—	742
Nonoperating expense	(88)	(77)	—	(11)
Provision for income taxes	(91)	46	(9)	(128)
Effective tax rate	18.6%	—	—	19.1%
Net income attributable to Kimberly-Clark Corporation	411	(134)	(9)	554
Diluted earnings per share	1.18	(0.39)	(0.03)	1.60

	Three Months Ended December 31, 2017
	As Reported	U.S. Tax Reform Related Matters	As Adjusted Non-GAAP
Other (income) and expense, net	$27	$24	$3
Operating profit	828	(24)	852
Provision for income taxes	(143)	85	(228)
Effective tax rate	19.2%	—	29.7%
Net income attributable to Kimberly‑Clark Corporation	617	61	556
Diluted earnings per share(a)	1.75	0.17	1.57
(a) "As Adjusted Non-GAAP" does not equal "As Reported" plus "Adjustments" as a result of rounding.

Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and they should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP.  There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded.  The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures.

Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Twelve Months Ended December 31, 2018
	As Reported	2018 Global Restructuring Program	U.S. Tax Reform Related Matters	As Adjusted Non-GAAP
Cost of products sold	$12,889	$541	$—	$12,348
Gross profit	5,597	(541)	—	6,138
Marketing, research and general expenses	3,367	380	—	2,987
Other (income) and expense, net	1	(12)	—	13
Operating profit	2,229	(909)	—	3,138
Nonoperating expense	(163)	(127)	—	(36)
Provision for income taxes	(471)	243	(117)	(597)
Effective tax rate	26.0%	—	—	21.0%
Share of net income of equity companies	103	(1)	—	104
Net income attributable to noncontrolling interests	(35)	11	—	(46)
Net income attributable to Kimberly-Clark Corporation	1,410	(783)	(117)	2,310
Diluted earnings per share(a)	4.03	(2.24)	(0.33)	6.61
(a) "As Adjusted Non-GAAP" does not equal "As Reported" plus "Adjustments" as a result of rounding.

	Twelve Months Ended December 31, 2017
	As Reported	U.S. Tax Reform Related Matters	As Adjusted Non-GAAP
Other (income) and expense, net	$27	$24	$3
Operating profit	3,358	(24)	3,382
Provision for income taxes	(776)	85	(861)
Effective tax rate	25.9%	—	28.6%
Net income attributable to Kimberly-Clark Corporation	2,278	61	2,217
Diluted earnings per share	6.40	0.17	6.23

Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED BALANCE SHEET
(Millions)

	December 31
	2018	2017
ASSETS
Current Assets
Cash and cash equivalents	$539	$616
Accounts receivable, net	2,164	2,315
Inventories	1,813	1,790
Other current assets	525	490
Total Current Assets	5,041	5,211
Property, Plant and Equipment, Net	7,159	7,436
Investments in Equity Companies	224	233
Goodwill	1,474	1,576
Other Assets	620	695
TOTAL ASSETS	$14,518	$15,151

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Debt payable within one year	$1,208	$953
Trade accounts payable	3,190	2,834
Accrued expenses	1,793	1,730
Dividends payable	345	341
Total Current Liabilities	6,536	5,858
Long-Term Debt	6,247	6,472
Noncurrent Employee Benefits	931	1,184
Deferred Income Taxes	458	395
Other Liabilities	328	299
Redeemable Preferred Securities of Subsidiaries	64	61
Stockholders' Equity (Deficit)
Kimberly-Clark Corporation	(287)	629
Noncontrolling Interests	241	253
Total Stockholders' Equity (Deficit)	(46)	882
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$14,518	$15,151

2018 Data is Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED CASH FLOW STATEMENT
(Millions)

	Three Months Ended December 31		Twelve Months Ended December 31
	2018	2017	2018	2017
Operating Activities
Net income	$421	$625	$1,445	$2,319
Depreciation and amortization	230	184	882	724
Asset impairments	—	—	74	—
Stock-based compensation	(4)	12	41	76
Deferred income taxes	(42)	(28)	2	(69)
Net (gains) losses on asset dispositions	(5)	5	52	21
Equity companies' earnings less than dividends paid	36	38	18	26
Operating working capital	272	6	389	(148)
Postretirement benefits	62	3	(25)	2
Other	(21)	18	92	(22)
Cash Provided by Operations	949	863	2,970	2,929
Investing Activities
Capital spending	(311)	(190)	(877)	(785)
Proceeds from dispositions of property	35	2	51	3
Investments in time deposits	(135)	(91)	(353)	(214)
Maturities of time deposits	133	113	272	183
Other	8	(8)	5	(38)
Cash Used for Investing	(270)	(174)	(902)	(851)
Financing Activities
Cash dividends paid	(347)	(342)	(1,386)	(1,359)
Change in short-term debt	(487)	249	(34)	360
Debt proceeds	507	—	507	937
Debt repayments	(97)	(509)	(407)	(1,481)
Proceeds from exercise of stock options	12	7	62	121
Acquisitions of common stock for the treasury	(204)	(107)	(800)	(911)
Other	(16)	(39)	(57)	(88)
Cash Used for Financing	(632)	(741)	(2,115)	(2,421)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(2)	13	(30)	36
Change in Cash and Cash Equivalents	45	(39)	(77)	(307)
Cash and Cash Equivalents - Beginning of Period	494	655	616	923
Cash and Cash Equivalents - End of Period	$539	$616	$539	$616

Unaudited

KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
(Millions)

	Three Months Ended December 31			Twelve Months Ended December 31
	2018	2017	Change	2018	2017	Change
NET SALES
Personal Care	$2,221	$2,274	-2%	$9,037	$9,078	—
Consumer Tissue	1,495	1,496	—	6,015	5,932	+1%
K-C Professional	841	824	+2%	3,382	3,297	+3%
Corporate & Other	12	9	N.M.	52	41	N.M.
TOTAL NET SALES	$4,569	$4,603	-1%	$18,486	$18,348	+1%

OPERATING PROFIT
Personal Care	$436	$490	-11%	$1,833	$1,933	-5%
Consumer Tissue	207	262	-21%	875	1,052	-17%
K-C Professional	151	155	-3%	634	645	-2%
Corporate & Other(a)	(160)	(52)	N.M.	(1,112)	(245)	N.M.
Other (income) and expense, net(a)	(5)	27	N.M.	1	27	-96%
TOTAL OPERATING PROFIT	$639	$828	-23%	$2,229	$3,358	-34%

(a)	Corporate & Other and Other (income) and expense, net include income and expense not associated with the business segments, including adjustments as indicated in the Non-GAAP Reconciliations.

PERCENTAGE CHANGE IN NET SALES VERSUS PRIOR YEAR

	Three Months Ended December 31, 2018
	Total(a)	Volume	Net Price	Mix/ Other	Currency	Organic(b)
Personal Care	(2)	1	2	1	(5)	3
Consumer Tissue	—	(2)	5	—	(3)	2
K-C Professional	2	2	2	1	(3)	5
TOTAL CONSOLIDATED	(1)	—	3	—	(4)	3

	Twelve Months Ended December 31, 2018
	Total(a)	Volume	Net Price	Mix/ Other	Currency	Organic(b)
Personal Care	—	1	(1)	1	(2)	1
Consumer Tissue	1	(1)	2	—	—	1
K-C Professional	3	1	1	1	—	3
TOTAL CONSOLIDATED	1	—	—	1	(1)	1

(a)	Total may not equal the sum of volume, net price, mix/other and currency due to rounding.

(b)	Combined impact of changes in volume, net price and mix/other.

N.M. - Not Meaningful
Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
OUTLOOK FOR 2019

	Estimated Range
ESTIMATED FULL YEAR 2019 DILUTED EARNINGS PER SHARE
Adjusted earnings per share	$6.50	-	$6.70
Adjustment for charges related to the 2018 Global Restructuring Program	(1.65)	-	(1.35)
Per share basis – diluted net income attributable to Kimberly-Clark Corporation	$4.85	-	$5.35

ESTIMATED FULL YEAR 2019 EFFECTIVE TAX RATE
Adjusted effective tax rate	23%	-	25%
Adjustment for charges related to the 2018 Global Restructuring Program	—	-	1
Effective tax rate	23%	-	26%

Investor Relations contact: Paul Alexander, 972-281-1440, palexand@kcc.com
Media Relations contact: Terry Balluck, 972-281-1397, terry.balluck@kcc.com

[KMB-F]
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